Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, (“Agreement”), is entered into as of the 1st day of February, 2011 (the “Effective Date”), by and between ProGaming Platforms Corp., a Delaware company, (“ProGaming") and Tamir Levinas (the "Consultant").

WHEREAS, the Consultant represents that he has expertise in the area of company management and financing activities, and is ready, willing, and able to provide consulting services to ProGaming, and ProGaming is willing to retain the Consultant to provide such services, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the Parties hereto agree as follows:

1.           Scope of Services

1.1           The Consultant shall provide ProGaming with the independent consulting services set forth in the Work Statement attached hereto as Exhibit A (the “Services”).

1.2           The Consultant shall prepare and submit monthly reports of his performance and his progress, as well as such additional reports as ProGaming may reasonably request from time to time.  In addition, the Consultant shall provide ProGaming with any additional information which ProGaming may reasonably request from time to time.

2.           Consideration

2.1           Consulting Fees. In consideration for the Services to be performed by the Consultant pursuant to this Agreement, ProGaming shall pay the Consultant an amount of One Thousand U.S. Dollars (US$1,000) per month (the “Consulting Fees”).  The Consulting Fees will accrue monthly and be paid at the end of each calendar year.

2.2           Reimbursement of Expenses. ProGaming will reimburse the Consultant for all reasonable pre-approved expenses incurred by the Consultant in the performance of the Services, provided that such expenses are incurred in accordance with ProGaming’s expense policy and provided that the Consultant furnishes ProGaming with valid invoices/receipts evidencing the expenses.

2.3           Taxes. The Consultant shall be responsible for the payment of all taxes, and all tax withholdings and social benefits payments, if any, required by law to be made.

2.4           Stock Options. Once the Board of Direrctors of ProGaming adopts a stock option plan (“Plan”), ProGaming, in its complete discretion and subject to the approval of an independent director to be appointed, will consider granting the Consultant options to purchase shares of ProGaming common stock in accordance with the terms and conditions of the Plan.

3.           Ownership Rights.

3.1           ProGaming shall own all right, title, and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all reports, deliverables inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Consultant during the term of this Agreement that relate to the subject matter of, or arise out of, the Services or any Proprietary Information (as defined in Section 4 below) (collectively, the “Inventions”).  The Consultant will promptly disclose and provide all Inventions to ProGaming.  All Inventions are work made for hire to the extent allowed by law and, in addition, the Consultant hereby makes all assignments necessary to accomplish the foregoing ownership.  The Consultant shall further assist ProGaming, at ProGaming’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.  The Consultant hereby irrevocably designates and appoints ProGaming as its agents and attorneys-in-fact, coupled with an interest, to act for and in the Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by the Consultant.

3.2           To the extent allowed by law, Section 3.1 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like.  To the extent any of the foregoing is ineffective under applicable law, the Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible.  Consultant will confirm any such ratifications and consents from time to time as requested by ProGaming.  If any other person provides any Services, the Consultant will obtain the foregoing ratifications, consents and authorizations from such person for ProGaming’s exclusive benefit.

3.3           If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by the Consultant and not assigned hereunder, the Consultant hereby grants ProGaming and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of ProGaming’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

4.           Confidentiality and Non-Compete

4.1           The Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) the Consultant develops, learns, or obtains during the period over which the Consultant is providing the Services, that relate to the business or demonstrably anticipated business of ProGaming, or that are received by or for ProGaming in confidence, constitute “Proprietary Information” belonging to ProGaming.  The Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information.  However, the Consultant shall not be obligated under this paragraph with respect to information the Consultant can document is or becomes readily publicly available without restriction through no fault of the Consultant.  Upon termination and as otherwise requested by ProGaming, the Consultant will promptly return to ProGaming all items and copies containing or embodying Proprietary Information.  The Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to ProGaming’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that the Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

4.2           As additional protection for the Proprietary Information, the Consultant agrees that during the term of this Agreement and for one year thereafter, the Consultant (a) will not encourage or solicit any employee or consultant of ProGaming to leave ProGaming for any reason, (b) will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of ProGaming, and (c) will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of ProGaming.

5.           Warranties.

The Consultant warrants that: (a) the Services will be performed in a professional and workmanlike manner, (b) none of such Services or any part of this Agreement is or will be inconsistent with any obligation the Consultant may have to others; (c) all work under this Agreement shall be the Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, the Consultant); and (d) the Consultant has the full right to allow it to provide ProGaming with the assignments and rights provided for herein.

6.           Term and Termination.

6.1           This Agreement shall be effective as of the Effective Date, and shall continue in effect for one year, unless terminated earlier by mutual agreement of the Parties or pursuant to the terms of this Agreement.  Upon expiration of each one-year period, the Agreement will automatically renew for an additional one-year period, unless one party provides the other party with written notice of non-renewal at least thirty days prior to the renewal date.

6.2           This Agreement may be terminated by either party for convenience upon prior written notice of thirty (30) days.

6.3           If either party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon fourteen (14) days prior written notice unless the breach is cured within the notice period.

6.4           Upon termination of this Agreement for any reason, the Consultant shall promptly return to ProGaming all copies of any ProGaming data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of ProGaming.  The Consultant shall also furnish to ProGaming all work in progress or portions thereof, including all incomplete work.

7.           Limitation of Liability

Subject to and without derogating from Section 8.2 below, neither party shall be liable hereunder for any indirect, special, or consequential losses or damages of any kind or nature whatsoever, including lost profits, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such loss or damage, or if such loss or damage could have been reasonably foreseen.

8.           Relationship of the Parties.

8.1           This Agreement shall not be construed as an employment, agency, or joint venture agreement.  The Consultant and ProGaming agree that the Consultant shall be an independent contractor of ProGaming for all purposes.  The Consultant shall not participate in, nor be entitled to, any of ProGaming’s employee benefit plans, policies, or arrangements, and shall not be entitled to any compensation other than as provided and set forth in Section 2 above.

8.2           The Consultant agrees to indemnify and hold harmless ProGaming from any and all claims, losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising directly or indirectly from or in connection with a determination by a court or agency that the Consultant is not an independent contractor.

9.           Miscellaneous

9.1           Entire Agreement. This Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior representations, understandings, or agreements, whether written or oral.

9.2           Assignment.  This Agreement and the services contemplated hereunder are personal to the Consultant and the Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of ProGaming.  Any attempt to do so shall be void.  ProGaming may assign its rights and obligations under this agreement in whole or part.

9.3           Notices.  All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

9.4           Equitable Relief.  Any breach of Sections 3 or 4 will cause irreparable harm to ProGaming for which damages would not be an adequate remedy, and, therefore, ProGaming will be entitled to injunctive relief with respect thereto in addition to any other remedies.

9.5           No Waiver. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

9.6           Modifications. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.

9.7           Severability. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

9.8           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to the conflicts of laws provisions thereof.

9.9           Headings. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first above written.

ProGaming Platforms Corp.	Tamir Levinas

_____________________	______________________
By:	By:

Title:	Title:

Date:	Date:

EXHIBIT A

WORK STATEMENT

1.           The Services:                                          Management/CEO Services
Strategic Planning Services
Capital Raising/Financing Services

The Consultant shall perform such additional related tasks, duties, and responsibilities as directed by ProGaming from time to time

2.           Hours Per Week:                                    20-25 hours per week